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EXHIBIT 16.1 TO FORM 8-K



July 29, 1998


Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, DC 20549


Gentlemen:

We have read Item 4 of Form 8-K dated July 29, 1998 of McDermott Incorporated and are in agreement with the statements contained in the second paragraph on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



                                             ERNST & YOUNG LLP